Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)              Registration Statements on Form S-3 (Nos. 333-58743, 333-81503, 333-124024, and 333-155855) of Staples, Inc, and

2)              Registration Statements on Form S-8 (Nos. 333-36713, 333-36715, 333-39991, 333-39993, 333-64545, 333-73383, 333-87971, 333-68428, 333-68430, 333-68432, 333-116644, 333-128449  and 333-153405) of Staples, Inc.;

of our reports dated March 10, 2009, with respect to the consolidated financial statements and schedule of Staples, Inc. and the effectiveness of internal control over financial reporting of Staples, Inc., included in this Annual Report (Form 10-K) for the year ended January 31, 2009.

/s/ Ernst & Young LLP
Ernst & Young LLP

Boston, Massachusetts

March 10, 2009